Exhibit 99.1

Cash and Equity Performance Awards for 2004

Approved February 17, 2005 by the Board of Directors of Charles & Colvard, Ltd.

Executive	Cash	Stock Options
Robert Thomas	$40,000	50,000
James Braun	$40,000	20,000
Dennis Reed	$100,000	20,000
Earl Hines	$10,000	5,000

In addition, the Board of Directors approved cash bonuses and equity awards for additional non-executive employees totaling $64,623.70 in cash and covering an aggregate of 37,500 shares of the Company’s common stock.